EXHIBIT 99.2

EMPIRE PETROLEUM ISSUES CORRECTION FOR PREVIOUSLY ANNOUNCED PROPOSED RIGHTS OFFERING

TULSA, Okla., February 28, 2024 -- (BUSINESS WIRE) -- Empire Petroleum Corporation (NYSE American: EP) ("Empire" or the "Company"), an oil and gas company with current producing assets in New Mexico, North Dakota, Montana, Texas, and Louisiana, announced today a correction to its prior announcement regarding its subscription rights offering (“Rights Offering”) with a record date of the close of business on March 7, 2024 (the “Record Date”) pursuant to which it intends to raise gross proceeds of up to approximately $25 million. The initial release indicated that each subscription right entitled the holder to purchase 4,132,232 shares at the subscription price of $6.05. It should have indicated that the Company is offering holders the right to purchase an aggregate of 4,132,232 shares of Common Stock upon exercise of the subscription rights at a subscription price of $6.05 per share.

This press release should be read in conjunction with the initial press release. These corrections do not change any other information reported in the initial press release.

The Rights Offering will be more fully described in the prospectus supplement filed with the Securities and Exchange Commission (“SEC”) on or about the Record Date. Once available, a copy of the prospectus, prospectus supplement or further information with respect to the Rights Offering may be obtained by contacting Securities Transfer Corporation, the subscription and information agent for the Rights Offering, at (469) 633-0101.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Empire Petroleum

Empire Petroleum Corporation is a publicly traded, Tulsa-based oil and gas company with current producing assets in New Mexico, North Dakota, Montana, Texas, and Louisiana. Management is focused on organic growth and targeted acquisitions of proved developed assets with synergies with its existing portfolio of wells. More information about Empire can be found at www.empirepetroleumcorp.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s estimates, strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2022, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and other risks and uncertainties related to the conduct of business by the Company. Other than as required by applicable securities laws, the Company does not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations, or otherwise.

Contacts

Empire Petroleum Corporation:

Mike Morrisett, President and CEO

539-444-8002

info@empirepetrocorp.com

Investor Relations:

Al Petrie Advisors

Wes Harris, Partner

281-740-1334

wes@alpetrie.com